Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated February 15, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P5A0

Principal Amount (in Specified Currency): $100,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%
Initial Trade Date: February 15, 2011
Original Issue Date: February 17, 2011
Stated Maturity Date: February 19, 2013

Initial Interest Rate: Prime Rate on Original Issue Date minus 2.65%
Interest Payment Dates: The 19th of each May, August, November and February, commencing on May 19, 2011 (long first coupon), and on the Stated Maturity Date

Net Proceeds to Issuer: $99,940,000
Agent: Citigroup Global Markets Inc.
Agent’s Discount or Commission: 0.06%
Agent’s Capacity:
    [   ] Agent
    [X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[   ] Inverse Floating Rate Note:
Fixed Interest Rate:
[   ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[   ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[   ] CD Rate
[   ] CMS Rate

[   ] CMT Rate
[   ] Commercial Paper Rate
[   ] Eleventh District Cost of Funds Rate
[   ] Federal Funds Rate
[   ] Federal Funds Open Rate
[   ] LIBOR
[X] Prime Rate (daily weighted average)
[   ] Treasury Rate
[   ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[   ] T7051
[   ] T7052

If LIBOR:
Designated LIBOR Page:
Index Currency:

If CD Rate or LIBOR
Index Maturity:

Spread (+/-):  -2.65%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Interest Reset Dates: Each Business Day
Interest Rate Reset Cutoff Date: Two Business Days prior to each related Interest Payment Date
Interest Determination Dates: Each Business Day, using the prior Business Day for non-Business Days

Day Count Convention:
[   ] 30/360
[X] Actual/360
[   ] Actual/Actual

Business Day Convention
[X] Following, adjusted
[   ] Modified Following, adjusted

Business Day: New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Settlement

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the second Business Day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.